                      Watson, Farley & Williams Letterhead

                                                                     Exhibit 5.2


January 17, 2003
Teekay Shipping Corporation
TK House, Bayside Executive Park
West Bay Street and Blake Road
P.O. Box  AP-59213
Nassau, Commonwealth of the Bahamas


Ladies and Gentlemen:

We have acted as special counsel as to matters of Marshall Islands and maritime law to Teekay Shipping Corporation, a Marshall Islands corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the "Registration Statement") in respect of the contemplated issuance by the Company from time to time of up to $500,000,000 aggregate public offering price (or any such further aggregate public offering price as may be registered pursuant to Rule 462(b)) or the equivalent thereof in one or more foreign currencies, currency units or composite currencies of (i) shares of common stock of the Company, par value $.001 per share (the "Common Stock"), (ii) shares of preferred stock of the Company $1.00 par value per share (the "Preferred Stock"), (iii) warrants to purchase Common Stock, Preferred Stock and Debt Securities (as that term is defined below) (the "Warrants"), (iv) stock purchase contracts providing for the purchase by the holder upon settlement of Common Stock or Preferred Stock (the "Stock Purchase Contracts"),
(v) stock purchase units consisting of a Stock Purchase Contract and beneficial interest in Debt Securities, Preferred Stock or debt obligations of third parties, including U.S. Treasury securities (the "Stock Purchase Units") and
(vi) senior or subordinated debt securities (the "Debt Securities") which may be issued pursuant to an Indenture to be entered into between the Company and the Bank of New York as Trustee (the "Indenture"). The Common Stock, the Preferred Stock, the Warrants, the Stock Purchase Contracts, the Stock Purchase Units and the Debt Securities are hereafter referred to as the "Securities."

As such counsel, we have examined (i) the forms of the Indenture for senior and subordinated Debt Securities, and (ii) such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

Teekay Shipping Corporation                                               Page 2
January 17, 2003


In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

This opinion is limited to the laws of the Republic of the Marshall Islands. In rendering this opinion, we have relied on opinions of counsel in the Marshall Islands rendered in transactions which we consider to be sufficiently similar to those contemplated hereby in order to afford a satisfactory basis for such opinion, and upon our independent examinations of the Associations Law of the Republic of the Marshall Islands 1990, as amended made available to us by Marshall Islands Maritime and Corporate Administrators, Inc. and our knowledge and interpretation of analogous laws in the United States.

Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1. The shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company and when issued and delivered against payment therefor in accordance with the applicable underwriting agreement or other agreement or upon the due conversion, exchange, exercise or settlement of any Security that has been duly authorized, issued, paid for and delivered, will be validly issued, fully paid and non-assessable.

2. Upon the fixing of the designations and the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company, all in conformity with the Company's Restated Articles of Incorporation and upon the approval by the Board of Directors of the Company of the specific terms of the issuance and sale, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable underwriting agreement or other agreement or upon the due conversion, exchange, exercise or settlement in accordance with the terms of any other Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

3. When the specific terms of a particular Warrant have been authorized, and the issuance of shares of Common Stock or Preferred Stock upon the exercise thereof have been reserved for issuance, by the Board of Directors of the Company and when issued and delivered against payment therefor in accordance with the applicable underwriting agreement or other agreement, such Warrant will be a binding agreement of the Company, and when issued against payment therefor upon exercise of the Warrant (i) the shares of Common Stock or Preferred Stock issued upon the exercise of such Warrant will be validly issued, fully paid and non-assessable, or (ii) the Debt Security will be the binding obligation of the Company.

Teekay Shipping Corporation                                               Page 3
January 17, 2003

4. When the specific terms of a particular Stock Purchase Contract have been authorized, and the issuance of shares of Common Stock or Preferred Stock upon the settlement thereof have been reserved for issuance upon the settlement thereof, by the Board of Directors of the Company and when issued and delivered against payment therefor in accordance with the applicable underwriting agreement or other agreement, such Stock Purchase Contract will be a binding agreement of the Company, and, when issued against payment therefor pursuant to the terms of the Stock Purchase Contract, the shares of Common Stock or Preferred Stock issued upon settlement of such Stock Purchase Contract will be validly issued, fully paid and non-assessable.

5. When the specific terms of a particular Stock Purchase Unit have been authorized by the Board of Directors of the Company and when issued and delivered against payment therefor in accordance with the applicable underwriting agreement or other agreement, such Stock Purchase Unit will be a binding agreement of the Company and when issued against payment therefor pursuant to the terms of a Stock Purchase Unit, any Debt Security issued upon settlement thereof will be a binding obligation of the Company.

6. When the specific terms of a particular Debt Security have been duly authorized by the Board of Directors of the Company and established in accordance with the Indenture and such Debt Security has been duly executed, authenticated, issued for value and delivered in accordance with the Indenture, such Debt Security will be a binding obligation of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion may not, without our prior written consent, be used or relied upon by any person other than the Company.

Very truly yours,

WATSON, FARLEY & WILLIAMS

s/ Watson, Farley & Williams